Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synopsys, Inc.:

We consent to the use of our report dated December 20, 2012, with respect to the consolidated balance sheets of Synopsys, Inc. and subsidiaries (the Company) as of November 3, 2012 and October 29, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended November 3, 2012, and the effectiveness of internal control over financial reporting as of November 3, 2012, incorporated by reference.

Our report dated December 20, 2012, on the effectiveness of internal control over financial reporting as of November 3, 2012, contains an explanatory paragraph that states that the Company excluded from their evaluation the internal control over financial reporting of SpringSoft, Inc., of which the Company purchased a controlling interest as of October 1, 2012, and Emulation & Verification Engineering S.A. (EVE), which Synopsys, Inc. acquired on October 4, 2012, as discussed in Note 3 of the notes to the consolidated financial statements. As of and for the year ended November 3, 2012, SpringSoft, Inc. and EVE represented, in the aggregate, less than 4% and 1% of consolidated total assets and total revenue, respectively.

/s/ KPMG LLP

Santa Clara, California

December 20, 2012